Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-            ) of Arthur J. Gallagher & Co. for the registration of 10,000,000 shares of its common stock of our reports dated April 29, 2008 and July 31, 2008, relating to the unaudited interim consolidated financial statements of Arthur J. Gallagher & Co. that are included in its Forms 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

August 1, 2008